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                                                                   EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


         This Agreement is made and entered into as of September 9, 1999, by and between XPEDIOR INCORPORATED hereinafter referred to as "XPEDIOR," and David N. Campbell, hereinafter referred to as "Employee".

         In consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

         1. OFFER AND ACCEPTANCE OF EMPLOYMENT. Employee's officer title shall be President and Chief Executive Officer of XPEDIOR as of September 9, 1999 (the "Effective Date"). Employee agrees to accept such employment and to perform the services specified herein, all upon the terms and conditions hereinafter stated. Employee shall also serve on the XPEDIOR Board of Directors ("the Board").

         2. DUTIES. Employee agrees to discharge faithfully, diligently and to the best of his ability during the term hereof the duties normally incidental to the position of President and Chief Executive Officer of XPEDIOR. Employee agrees to serve in such other capacity and perform such other executive duties as the Board may reasonably direct from time to time and which are consistent with Employee's position and status. Employee agrees that, during the term of this Agreement, Employee will devote Employee's entire business time, skill, energy, knowledge and best efforts to the business and affairs of XPEDIOR and that Employee will not engage, directly or indirectly, in any other business interest or activities, whether or not similar to that of XPEDIOR, except with the written consent of the XPEDIOR Board. Notwithstanding the foregoing, Employee shall not be restricted from (a) serving on the board of directors of not more than four (4) organizations or entities which do not compete with XPEDIOR; or (b) engaging in any capacity for a not for profit organization. Employee agrees not to unreasonably reject a relocation to another geographic location.

         Employee shall be expected to commit whatever time is necessary for the normal responsibilities of XPEDIOR management.

         3. COMPENSATION. During the term of this Agreement, XPEDIOR agrees to compensate the Employee and Employee agrees to accept the following amounts and benefits:

                  3.1 Base Compensation. Employee shall receive a base cash salary at the rate of Thirty-One Thousand Two Hundred Fifty Dollars and No Cents ($31,250.00) per month--which would be equivalent to Three Hundred Seventy-Five Thousand Dollars and No Cents ($375,000.00) over the course of a twelve (12) month period--through the term of this Agreement, provided however, that the parties are free to increase this salary by mutual agreement in a writing executed by each of them. Such Base Compensation will be reviewed from time to time by the Board's Compensation Committee (the "Compensation Committee"), and the Compensation Committee, in its sole discretion, may make appropriate adjustments. The compensation received by Employee from time to time pursuant to this Section 3.1 shall be hereinafter referred to as "Base Compensation." The Base Compensation constitutes a gross


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amount and shall be paid in substantially equal semi-monthly installments subject to such withholding and deductions as may from time to time be legally required.

                  3.2 Bonus. Employee shall be eligible to receive an annual bonus (an "Incentive Bonus") of up to one hundred fifty percent (150%) of the Base Compensation paid to Employee under this Agreement the previous year based on Employee's meeting or exceeding certain performance objectives. The performance objectives for the Incentive Bonus for the period of employment through December 31, 1999 shall be mutually-agreed upon within sixty (60) days of the Effective Date. The performance objectives for the Incentive Bonus for each subsequent calendar year shall be mutually-agreed upon no later than March 31 of such subsequent calendar year. Incentive Bonuses will be paid on or before March 31 of the year following the calendar year during which the bonus criteria was achieved (the "Payout Date"); if Employee's employment terminates prior to that date for any reason, XPEDIOR will pro-rate the amount of the Incentive Bonus.

                  3.3 Benefits. Employee shall be entitled to participate in any plan established by XPEDIOR, excluding any severance benefit plan that would otherwise be applicable to Employee, to provide benefits to employees at the time Employee meets the eligibility criteria established for each plan. Employee shall be entitled to participate in the same benefits plans available to other senior XPEDIOR executives after XPEDIOR is spun-off from Metamor Worldwide, Inc.

                  3.4 Vacation. XPEDIOR's standard vacation policies shall apply to Employee, provided however, that Employee shall be entitled to accrue six and two-thirds hours vacation per semi-monthly pay period, which would equal four (4) weeks of compensated vacation each year, to be taken at times mutually agreed upon between Employee and the Board. No more than four (4) weeks accrued, unused vacation may be carried over from one calendar year to the next.

                  3.5. Stock Options. - Subject to the approval of the Compensation Committee of the Board, Employee shall be granted options on the Effective Date to purchase one million (1,000,000) shares of XPEDIOR common stock pursuant to an option agreement, and provided further that, depending on the capitalization and independent valuation of XPEDIOR, such number may be adjusted. The terms of any stock options that may be granted are subject to the terms of the Xpedior Incorporated 1999 Stock Incentive Plan ("the Stock Incentive Plan") and the Xpedior Incorporated 1999 Stock Incentive Plan Nonstatutory Stock Option Agreement ("the Option Agreement") which must be executed as a condition of eligibility to receive such options. In the event of any conflict between the terms of this Agreement, the Option Agreement or any other oral or written representation about stock options, on the one hand, and the terms of the Stock Incentive Plan, on the other hand, the terms of the latter document shall govern.

                  3.6. Restricted Stock. - In addition to the options referenced in Section 3.5 of this Agreement, Employee shall be granted on the Effective Date fifty thousand (50,000) shares of restricted Common Stock of XPEDIOR (the "Restricted Stock") pursuant to a restricted stock agreement. The restricted stock agreement shall provide that (a) twenty-five thousand (25,000) shares of such Restricted Stock shall become unrestricted upon the completion of twenty-four

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(24) full months of employment from the Effective Date; (b) twelve thousand five hundred (12,500) shares of such Restricted Stock shall become unrestricted upon the completion of thirty-six (36) full months of employment from the Effective Date; and (c) the remaining twelve thousand five hundred (12,500) shares of such Restricted Stock shall become unrestricted upon the completion of forty-eight (48) full months of employment from the Effective Date. Subject to compliance with Securities and Exchange Commission regulations, Employee shall be permitted to sell any shares of the Restricted Stock on the earlier of
(a) the second anniversary of XPEDIOR's initial public offering or (b) the spin-off to the stockholders of Metamor Worldwide, Inc. of its remaining interest in XPEDIOR.

                  3.7. Offer to Purchase XPEDIOR Unregistered Stock. Employee shall be entitled, within five (5) days of the Effective Date, to purchase One Million Dollars ($1,000,000.00) of unregistered stock at fair value as of the date of issuance as established by Arthur Anderson. In the event that XPEDIOR's initial public offering does not occur within one (1) year of the Effective Date, Employee and XPEDIOR shall each have the right to cause XPEDIOR to purchase all of the unregistered stock referenced in this section 3.7 for the actual cost plus twelve percent (12%).

                  3.8. Right of Repurchase of XPEDIOR Unregistered Stock. At the sole election of XPEDIOR, in the event that Employee terminates Employee's employment with XPEDIOR on or before the second anniversary of the Effective Date, Employee shall be obligated to sell to XPEDIOR all of the unregistered stock referenced in Section 3.7 for an amount equal to actual cost plus four hundred thousand dollars ($400,000.00).

                  3.9. Withholding. The amounts payable to Employee pursuant to this Section 3 constitute gross amounts and shall be subject to such withholding and deductions as may be legally required.


         4. TERM AND TERMINATION OF EMPLOYMENT. Subject to earlier termination as provided herein, XPEDIOR and Employee agree that the term of this Agreement shall commence on the Effective Date and continue until two years from the Effective Date (the "Term"), after which time this Agreement shall automatically renew for an additional one (1)year term unless notice of non-renewal is provided by either party to the other in writing thirty (30) days prior to the end of the Term. XPEDIOR or Employee, as the case may be, shall have the right to terminate employment under this Agreement at any time for any of the following reasons:

                 (a) Termination Upon Death or Total Disability. In the event of Employee's death during the Term of this Agreement, this Agreement will terminate upon the first day of the month following Employee's date of death. XPEDIOR may terminate this Agreement by reason of "Total Disability" upon at least thirty (30) days' notice to Employee. As used herein, "Total Disability" means illness or other physical or mental disability of Employee which shall continue for a period of at least six (6) months in the aggregate during any twelve (12) month period during the term of this Agreement, which such illness or disability shall make it impossible or impracticable for Employee to perform any of Employee's duties and responsibilities hereunder with whatever reasonable accommodation may be required by applicable law. If a disagreement


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arises between Employee and XPEDIOR as to whether Employee is suffering from
"Total Disability," as defined herein, the question of Employee's disability shall be determined by a physician designated by a majority of the XPEDIOR Board. In the event of Employee's death, XPEDIOR shall pay Employee's heirs, in one lump sum, twelve (12) months' of Base Compensation plus an amount equal to the most recent incentive bonus paid to Employee in return for Employee's heirs executing a full release of all claims against they or Employee's estate may have against XPEDIOR and its affiliates, predecessors, parents, subsidiaries, and their directors, officers, employees, agents and attorneys. In the event of Employee's Total Disability, XPEDIOR shall pay Employee, in one lump sum, twelve (12) months' of Base Compensation in return for Employee's executing a full release of all claims against XPEDIOR and its affiliates, predecessors, parents, subsidiaries, and their directors, officers, employees, agents and attorneys.

                  (b) Termination For Cause. Prior to the end of the Term of this Agreement, XPEDIOR, upon ten (10) days prior written notice to Employee, may discharge Employee for Cause and terminate this Agreement without any further liability hereunder to Employee or his estate, other than the obligation to pay to Employee his base salary accrued to the date of termination and accrued vacation. For purposes of this Agreement, a discharge for "Cause" shall mean a discharge resulting from a determination by the Board that Employee:

                           (i) has failed to diligently perform the material duties assigned to Employee under this Agreement or to have abandoned Employee's assigned job duties and not to have remedied the situation within a reasonable period of time after receipt of written notice from XPEDIOR specifying the failure;

                           (ii) has failed to abide by XPEDIOR's policies, rules, procedures or directives and not to have remedied the situation within a reasonable period of time after receipt of written notice specifying the failure;

                           (iii) has acted in a grossly negligent manner, or has engaged in reckless or willful misconduct with respect to XPEDIOR which results or could have resulted in material harm to XPEDIOR's standing among customers, suppliers, employees and other business relationships;

                           (iv) has been found guilty by a court of law of fraud, dishonesty and/or a felony crime, or any other crime involving moral turpitude;

                           (v) has engaged in employee misconduct, including but not limited to, breach of fiduciary duty, theft, fraud, dishonesty, embezzlement, violation of securities laws, violation of employment-related laws (including but not limited to laws prohibiting discrimination in employment), violation of non-competition, non-solicitation or confidentiality obligations or this Agreement, falsification of employment applications or other business records, insubordination, habitual absenteeism or tardiness, or unethical activity or has failed to immediately disclose a Conflict of Interest as defined in Section 7.

                           (vi) fails to agree to and execute any written amendment to any part or

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         all of Sections 6-13 of this Agreement, within thirty (30) days of receipt of the XPEDIOR COMPANIES' (as defined herein) written request, provided said requested amendment revises said Sections to conform with applicable law, and provided further, that said requested amendment does not expand the time or geographic limits set forth herein.

In making any determination described above, the Board must act in good faith. Notwithstanding the foregoing, Employee shall in no event be deemed to have been discharged for Cause unless and until there shall have been delivered to Employee a termination notice in the form of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding Employee, if applicable).

                  (c) Termination Without Cause; Constructive Termination; Non-Renewal. Prior to the end of the Term of this Agreement, XPEDIOR, upon written notice to Employee, may discharge Employee without Cause and terminate this Agreement, such termination to be effective upon the date as specified in said notice. In the event XPEDIOR terminates Employee without Cause or Employee is Constructively Terminated, XPEDIOR shall pay Employee an amount equal to twenty-four times (24) times Employee's then monthly base compensation (less legally-required withholdings) and an amount sufficient to provide for one (1) year of COBRA coverage, in return for Employee executing a termination of employment agreement which contains a full release of all claims against XPEDIOR and its affiliates, predecessors, parents, subsidiaries, and their directors, officers, employees, agents and attorneys. In the event XPEDIOR declines to renew this Agreement, XPEDIOR shall pay Employee an amount equal to twelve (12) times Employee's then monthly base compensation (less legally-required withholdings) and an amount sufficient to provide for one (1) year of COBRA coverage in return for Employee executing a termination of employment agreement which contains a full release of all claims against XPEDIOR and its affiliates, predecessors, parents, subsidiaries, and their directors, officers, employees, agents and attorneys. For purposes of this Agreement, "Constructively Terminated" or "Constructive Termination" shall mean the occurrence of any of the following events without Employee's express written consent:

                           (i) A substantial and adverse change in the Employee's duties, control, authority, status or position with XPEDIOR, or the assignment to the Employee of any duties or responsibilities which are materially inconsistent with such status or position, or a material reduction in the duties and responsibilities previously exercised by the Employee, or a loss of title, loss of office, loss of significant authority, power or control, or any removal of him from or any failure to reappoint or reelect him to such positions, except in connection with the termination of his employment for Cause or Total Disability, or as a result of Employee's death;

                           (ii) Any reduction by XPEDIOR in Employee's Base Compensation unless such reduction shall also apply to similarly situated executives of XPEDIOR and does not exceed ten percent (10%) per year (unless otherwise agreed to in writing by Employee);

                           (iii) Any material breach by XPEDIOR of any provision of this Agreement;

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                           (iv) A material increase in the amount of travel
         required by XPEDIOR of Employee to perform Employee's duties; or

                           (v) Ownership by Metamor Worldwide, Inc., and/or its parents, affiliates or subsidiaries of the majority of XPEDIOR common stock on the second anniversary of the Effective Date, provided that Employee notifies XPEDIOR of his intention to resign within ninety
         (90) days following such anniversary.


                  (d) Resignation. Should Employee, at any time during the term of this Agreement, desire to resign his employment, Employee shall submit notice of his proposed resignation to the Board at least ninety (90) days prior to the intended effective date thereof. This notice period may be waived by the Board in its sole discretion. XPEDIOR will have no further obligation if Employee resigns other than to pay Employee for compensation already earned including any obligation under any applicable benefit plan, including accrued vacation pay, to make the pro-rated bonus payment referenced in Section 3.2 of this Agreement, and to make COBRA coverage available. Employee understands that Employee will still be subject to the Sections 6, 8, 9 and 10 of this Agreement.

                  All amounts described in this Section shall be subject to legally-required withholdings.

         5. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent, postage prepaid, by certified or registered mail, return-receipt requested (a) to Employee at __________________ and (b) to XPEDIOR at 4400 Post Oak Parkway, Suite 1100, Houston, Texas 77027, Attention: General Counsel, or (c) to other such address as either party shall designate by written notice to the other party.

         6. CONFIDENTIAL INFORMATION. Employee acknowledges that in the course of his employment by XPEDIOR, XPEDIOR will provide him with certain confidential information and knowledge concerning the operations of XPEDIOR and Metamor Worldwide, Inc. and their affiliates and subsidiaries (hereinafter individually and collectively referred to as "the XPEDIOR COMPANIES") which the XPEDIOR COMPANIES desire to protect. This confidential information shall include, but not be limited to:

                  (i) terms and conditions of and the identity of the parties to the XPEDIOR COMPANIES' agreements with their clients and suppliers, including but not limited to price information;

                  (ii) management systems, policies or procedures, including the contents of related forms and manuals;

                  (iii) professional advice rendered or taken by the XPEDIOR COMPANIES;

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                  (iv)     the XPEDIOR COMPANIES' own financial data, business
                           and management information, strategies and plans and internal practices and procedures, including but not limited to internal financial records, statements and information, cost reports or other financial information;

                  (v) proprietary software, systems and technology-related methodologies of the XPEDIOR COMPANIES and their clients;

                  (vi) salary, bonus and other personnel information relating to the XPEDIOR COMPANIES' personnel;

                  (vii) the XPEDIOR COMPANIES' business and management development plans, including but not limited to proposed or actual plans regarding acquisitions (including the identity of any acquisition contacts), divestitures, asset sales, and mergers;

                  (viii) decisions and deliberations of the XPEDIOR COMPANIES' committees or boards;

                  (ix) litigation, disputes, or investigations to which the XPEDIOR COMPANIES may be party and legal advice provided to Employee on behalf of the XPEDIOR COMPANIES in the course of Employee's employment; and

                  (x) the particular information technology needs and concerns of the XPEDIOR COMPANIES' customers, clients and active prospects.

Employee understands that such information is confidential, and he agrees not to reveal such information to anyone outside the XPEDIOR COMPANIES so long as the confidential or secret nature of such information shall continue. Employee further agrees that he will at no time use such information in competing with the XPEDIOR COMPANIES. At such time as Employee shall cease to be employed by XPEDIOR, he will surrender to XPEDIOR all papers, documents, writings and other property produced by him or coming into his possession by or through his employment and relating to the information referred to in this paragraph, and Employee agrees that all such materials will at all times remain the property of the XPEDIOR COMPANIES.



         7. CONFLICTS OF INTEREST. Subject to the provisions of Section 2 above, in keeping with Employee's fiduciary duties to the XPEDIOR COMPANIES, Employee agrees that he shall not, acting alone or in conjunction with others, directly or indirectly, become involved in a conflict of interest, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that he shall disclose to the Board any facts which might involve any reasonable possibility of a conflict of interest.

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         It is agreed that a direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect the XPEDIOR COMPANIES involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of Employee would or might arise, and which should be reported immediately by Employee to the Board, include, but are not limited to the following:

                  (i) Ownership of a material interest in any supplier, contractor, subcontractor, or other entity with which the XPEDIOR COMPANIES do business;

                  (ii) Acting in any capacity including director, officer, partner, consultant, employee, distributor, agent or the like, for suppliers, contractors, subcontractors, or other entities with which the XPEDIOR COMPANIES do business;

                  (iii) Acceptance, directly or indirectly, of payments, services or loans from a supplier, contractor, subcontractor, or other entity with which the entity does business, including but not limited to, gifts, trips, entertainment, or other favors, of more than a nominal interest;

                  (iv) Misuse of information or facilities of the XPEDIOR COMPANIES to which Employee has access in a manner which will be detrimental to the XPEDIOR COMPANIES' interest, such as, utilization for Employee's own benefit of know-how or information developed through the XPEDIOR COMPANIES' business or research activities;

                  (v) Disclosure or other misuse of information of any kind obtained through Employee's connection with the XPEDIOR COMPANIES;

                  (vi) Acquiring or trading in, directly or indirectly, other properties or interests connected with the services provided by the XPEDIOR COMPANIES;

                  (vii) The appropriation by Employee or diversion to others, directly or indirectly, of any business opportunity in which it is known or could reasonably be anticipated that the XPEDIOR COMPANIES would be interested; and

                  (viii) The ownership, directly or indirectly, of a material interest in an enterprise in competition with the XPEDIOR COMPANIES or acting as a director, officer, partner, consultant, employee or agent of any enterprise which is in competition with the XPEDIOR COMPANIES.

         Nothing contained in this Agreement shall prohibit Employee from owing no more than one percent (1%) of the publicly traded capital stock or possessing greater than a one percent (1%) ownership interest in any company.

         8. NON-COMPETITION. In return for the consideration stated in this Agreement,

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including the promise of XPEDIOR to provide Employee with confidential information, Employee agrees that, during Employee's employment and for two (2) years after the termination of Employee's employment, Employee shall not directly or indirectly possess an ownership interest in, manage, control, participate in, consult with, or render services for any other person, firm, association or corporation, engaged the XPEDIOR COMPANIES' business in at the time of Employee's terminationin the United States of America.

         Employee agrees that Employee shall not, either directly or indirectly, during Employee's employment and for two (2) years after termination of employment, in any capacity whatsoever (either as an employee, officer, director, stockholder, proprietor, partner, joint venturer, consultant or otherwise) (a) solicit, contact, call upon, communicate with, or attempt to communicate with any of the XPEDIOR COMPANIES' clients for the purpose of providing services to such client, or (b) sell any services to any client of the XPEDIOR COMPANIES. For the purposes of this paragraph, "services" shall mean activities performed by the XPEDIOR COMPANIES at any time within the one
(1) year period preceding termination of Employee's employment. For the purposes of this Agreement, "client" shall be defined as those entities with which the XPEDIOR COMPANIES have conducted any business during the twelve (12) month period prior to termination of the employment relationship.

         Employee agrees that during Employee's employment, Employee shall not directly or indirectly, on behalf of anyone other than the XPEDIOR COMPANIES, either alone or in conjunction with any other person or entity, employ, solicit, induce, or recruit, any person then employed by the XPEDIOR COMPANIES or employed at any time during the immediately preceding one (1) year period. Employee agrees that for a period of two (2) years after termination of employment, Employee shall not directly or indirectly, either alone or in conjunction with any other person or entity, employ, solicit, induce, or recruit, any person who is employed by the XPEDIOR COMPANIES as of the date Employee's employment is terminated or at any time during the one (1) period immediately preceding Employee's termination.

            Employee agrees that it is his intention that any restriction contained in this section that is determined to be unenforceable be modified by any court having jurisdiction to be reasonable and enforceable, and, as modified, to be fully enforced.

         9. SPECIFIC PERFORMANCE. Employee acknowledges that a remedy at law for any breach or attempted breach of Sections 6, 7 and 8 of this Agreement will be inadequate, agrees that the XPEDIOR COMPANIES may be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or purchasing of any bond in connection with the obtaining of any such injunctive or any other equitable relief.

         10. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, the breach thereof, Employee's employment with XPEDIOR, or the termination thereof, whether arising during or after the period of employment or under statute, common law or otherwise, except for the injunctive relief described in Section 9 of this Agreement, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA), and judgment upon the award rendered by the arbitrator may be

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entered in any court having jurisdiction thereof. The location of such arbitration shall be Boston, Massachusetts. To select an arbitrator, each party shall strike a name from the list submitted by AAA with the grieving party striking first. The arbitrator shall not have the power to add to or ignore any of the terms and conditions of this Agreement. His decision shall not go beyond what is necessary for the interpretation and application of this Agreement and obligations of the parties under this Agreement. Cost of such arbitration, but not attorney's fees, will be paid by the losing party.

         11. BINDING EFFECT. This Agreement shall be binding upon all successors and assigns of XPEDIOR. The obligations of Employee under this Agreement are personal and may not be assigned.

         12. GOVERNING LAW. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the Commonwealth of Massachusetts.

         13. SEVERABILITY. In case any term, phrase, clause, paragraph, section, restriction, covenant or agreement contained in this Agreement shall be held to be invalid or unenforceable, the same shall be deemed, and it is hereby agreed that same is meant to be, severable, and such invalidity or unenforceability shall not defeat or impair the remaining provisions hereof.

         14. WAIVER OF BREACH. The waiver by either party hereto of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of such breaching party.

         15. ENTIRE AGREEMENT; SURVIVAL. This Agreement supersedes, replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Employee and XPEDIOR and constitutes the entire Agreement between Employee and XPEDIOR with respect to the subject matter of this Agreement. Employee acknowledges and agrees that he has not relied on any representations not contained herein, which may have been made to Employee by any representative of the XPEDIOR COMPANIES, including but not limited to representations about the XPEDIOR COMPANIES or terms of employment. Notwithstanding anything else contained in this Agreement, the provisions of Sections 5-16 of this Agreement shall survive termination of this Agreement.

         16. MODIFICATION. This Agreement may not be changed or terminated orally, and no change, termination, or waiver of this Agreement or of any of the provisions herein contained shall be binding unless made in writing and signed by both parties, and in the case of XPEDIOR, by a duly-authorized representative of the Board's Compensation Committee.

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         In witness whereof, the parties hereto have affixed their signatures to this Agreement on the dates stated below, this Agreement to be effective as of the Effective Date.



                                              XPEDIOR INCORPORATED

/s/ David N. Campbell                     By: /s/ Michael T. Willis
---------------------------                   -------------------------------
David N. Campbell                             Michael T. Willis
                                              Chief Executive Officer

Date: September 9, 1999                   Date: September 9, 1999






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